Exhibit 5.1



                             [OGILVY RENAULT LOGO]



Direct Dial: (416) 216-4000
Direct Fax:  (416) 216-3930
www.ogilvyrenault.com


Toronto, November 25, 2003


Royal Bank of Canada
Royal Bank Plaza
200 Bay Street
Toronto, Ontario M5J 2J5

Dear Sirs and Mesdames:

RE:  AMENDED AND RESTATED ROYAL BANK OF CANADA US WEALTH ACCUMULATION PLAN
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We are Canadian  counsel to Royal Bank of Canada (the "Bank") in connection with the establishment of the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan (the "Plan") under which the Bank has agreed to be a Plan Obligor (as such term is defined in the Plan) for certain deferred compensation obligations under the Plan (the "Bank's Obligations").

We understand that the Bank is filing a Registration Statement on Form S-8 (the "Registration Statement") in respect of the Plan with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). This opinion is delivered to you in connection with the Registration Statement.

In rendering the opinions set out below, we have made such investigations and examined original or duplicate copies or certified copies of such corporate records or other documents and such certificates of public officials and considered such questions of law as we have considered necessary for the purposes of the opinions expressed below.

The opinions expressed herein are confined to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as in force on the date hereof ("Ontario Law").

Based and relying upon and subject to the foregoing and to the qualifications hereinafter expressed, we are of the opinion that:

1.   The Bank validly exists as a Schedule I bank under the Bank Act (Canada).

2. The Plan as established has been duly authorized and approved by the Bank and the Bank has the corporate power to be a Plan Obligor and to perform the Bank's Obligations.

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
BARRISTERS & SOLICITORS     Suite 2100, P.O. Box 141      Telephone (416) 216-4000   Continuing the practices of
PATENT & TRADE-MARK AGENTS  Royal Trust Tower, TD Centre  Fax (416) 216-3930         MEIGHEN DEMERS
                            Toronto, Canada M5K 1H1                                  OGILVY RENAULT
                                                          ogilvyrenault.com          SWABEY OGILVY RENAULT

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3.   The  performance of the Bank's  Obligations by the Bank will not contravene any existing provision of applicable law or result in a breach of the Bank Act (Canada) or the by-laws of the Bank.

4. The choice of law of the State of Minnesota to govern the Plan is valid under Ontario Law, and a court in the Province of Ontario would uphold such choice of law in a suit or other proceeding involving the Plan brought in a court of competent jurisdiction in the Province of Ontario (an "Ontario Court"), provided that the application of such law to the case would not result in a contravention of public policy, as that term is understood under Ontario Law ("Public Policy"), and the choice of law was bona fide and legal (in the sense that it was not made with a view to avoiding the consequences of the laws of an otherwise applicable jurisdiction).

5. In any proceeding undertaken in an Ontario Court to enforce or interpret the Bank's Obligations, an Ontario Court would, subject to paragraph 4 herein and to the extent specifically pleaded and proved as a fact by expert evidence, recognize and apply the laws of the State of Minnesota to all issues that, under Ontario Law, are to be determined in accordance with the proper or governing law of the Plan, except that in any such proceeding such Ontario Court (1) will apply such laws under Ontario Law that it characterizes as procedural and (2) will not apply those laws of the State of Minnesota that it characterizes as of a revenue, expropriatory or penal nature or that would be contrary to Public Policy. An Ontario Court reserves to itself an inherent power, however, to decline to hear such an action if it is contrary to Public Policy for it to do so, or if it is not the proper forum to hear such an action, or if proceedings in respect of the same cause of action are being brought elsewhere.

6. An Ontario Court would enforce a final, conclusive and subsisting judgment in personam of a court of the State of Minnesota enforcing the Bank's Obligations as against the Bank if the judgment is for a sum certain in money and is not impeachable as void or voidable under the internal laws of the State of Minnesota if:

           (i) the Minnesota court had jurisdiction over the Bank, as recognized by the Ontario Court;

          (ii) the judgment was not obtained by fraud or in a manner contrary to
               natural  justice  and  the  enforcement   thereof  would  not  be
               inconsistent with Public Policy;

         (iii) no new admissible evidence, right or defence relevant to the action accrues or is discovered prior to the rendering of judgment by the Ontario Court;

          (iv) there has been compliance with the limitation periods (if any) applicable under the Ontario Law; and

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           (v) the enforcement of the judgment does not constitute,  directly or indirectly, the enforcement of foreign revenue expropriatory, penal or similar law.

The   foregoing   opinions  are  subject  to  the  following   assumptions   and
qualifications:

     (a) the enforceability of the Bank's Obligations may be limited by any applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors' rights generally;

     (b) the enforceability of the Bank's Obligations may be limited by general principles of equity and the obligation to act in a reasonable manner, and no opinion is expressed regarding the availability of any equitable remedy (including those of specific performance and injunction) which remedies are only available in the discretion of a court of competent jurisdiction;

     (c) a court may not treat as conclusive those determinations which the Plan states are to be so treated;

     (d) pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and each judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment; and

     (e) no opinion is expressed regarding the enforceability of any provision of the Plan which purports to provide that any portion thereof which is unenforceable may be severed without affecting the enforceability of the remaining provisions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are "experts" within the meaning of the Act or the rules or regulations of the United States Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.


Yours truly,

/s/ Ogilvy Renault

"Ogilvy Renault"